Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2500
SHAW’S CHIEF FINANCIAL OFFICER
TO TAKE MEDICAL LEAVE OF ABSENCE

•	Chief Accounting Officer Dirk J. Wild is named Interim CFO
     Baton Rouge, Louisiana, June 1, 2007 — The Shaw Group Inc. (NYSE: SGR) announced today that its Chief Financial Officer, Robert L. Belk, Jr., has taken a medical leave of absence from the company. Dirk J. Wild, currently Sr. Vice President and Chief Accounting Officer, has been named Interim Chief Financial Officer. Mr. Wild has been with Shaw since 2001 and has served as Sr. Vice President and Chief Accounting Officer since 2004. He has been involved in all aspects of financial management of Shaw at both the operating business unit level and the corporate level.
     J. M. Bernhard, Jr., Chairman, President and Chief Executive Officer of Shaw, said, “We wish the best for Bob during this time. We are pleased to have someone of Mr. Wild’s abilities and background with Shaw to take on the role of Chief Financial Officer on this interim basis while Bob is on leave. I have full confidence in Mr. Wild and our other financial and accounting managers and staff. We will provide an update on our future plans at the earliest possible time.”
     Before joining Shaw, Mr. Wild was a senior manager employed with the former accounting firm Arthur Andersen & Co. Mr. Wild is a certified public accountant and holds a B.S degree in accounting from Louisiana Tech University, where he graduated summa cum laude in 1989, and he received a graduate degree in professional accounting from the University of Texas in 1990.
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure, and emergency response markets. A Fortune 500 company with nearly $5 billion in annual revenues, Shaw is headquartered in Baton Rouge, Louisiana and employs approximately 21,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.
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